Exhibit 99.3

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

March 2, 2007

Dear Shareholder:

You have previously received proxy material in connection with the Special Meeting of Shareholders of Dynegy Inc. to be held on March 29, 2007. According to our latest records, your Proxy Vote for this meeting has not yet been received.

Dynegy is asking shareholders to vote on Proposal 1: to approve the merger agreement between Dynegy and LS Power in order to combine the companies’ operating assets and establish a development joint venture. Please see the proxy material previously mailed to you for additional information.

To be approved, the merger requires a favorable vote of at least two-thirds of all outstanding shares of Dynegy’s Class A common stock, which means that your vote is very important regardless of how many or how few shares you own. The Board of Directors of Dynegy recommends that you vote FOR Proposal 1. A failure to vote will have the same effect as voting AGAINST the Dynegy-LS Power transaction.

We strongly encourage you to vote your shares today. Voting is easy. You may use any one of the options below to ensure that your vote is promptly recorded in time for the Meeting:

1.	Vote by Touchtone Phone: You may cast your vote by calling the toll-free number on the enclosed proxy card. Use the control number located on your proxy card to cast your vote.

2.	Vote via the Internet: You may cast your vote by logging onto the internet address on your proxy card and following the instructions on the website.

3.	Vote by Mail: You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

Your Participation is Important — Please Vote Today!

If you have any questions relating to the Dynegy Meeting or voting your shares, you may call our proxy specialists toll-free at 800-311-8393 between the hours of 9:00 a.m. and 10:00 p.m., Eastern time, Monday through Friday. You may also contact this number to request additional proxy material.

Thank you in advance for your support,

Bruce Williamson

Chairman and Chief Executive Officer

If you have recently mailed your proxy,

please accept our thanks and disregard this request.

PLEASE SEE OTHER SIDE FOR MORE INFORMATION

WHERE YOU CAN FIND MORE INFORMATION

Dynegy and Dynegy Acquisition, Inc. have filed a proxy statement/prospectus with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov, and on Dynegy’s web site at www.dynegy.com. The materials may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus and other relevant documents filed with the SEC as they become available.